Exhibit 99.2

Edwards Lifesciences Corporation One Edwards Way Irvine, CA USA 92614 Phone: 949.250.2500 Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact: Sarah Huoh, 949-250-5070

Investor Contact: David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES ENTERS INTO AGREEMENT TO ACQUIRE CASMED

IRVINE, Calif., and BRANFORD, Conn., Feb. 12, 2019 — Edwards Lifesciences Corporation (NYSE: EW), the global leader in patient-focused innovations for structural heart disease and critical care monitoring, today announced that it has entered into a definitive merger agreement to acquire CAS Medical Systems, Inc. (NASDAQ: CASM) (CASMED), a medical technology company dedicated to non-invasive monitoring of tissue oxygenation in the brain.

Edwards will acquire CASMED in an all-cash transaction for $2.45 per share of Common Stock, or an equity value of approximately $100 million.

“Cerebral oximetry technology provides an important indicator of oxygen levels in the brain, which can enhance clinician decision-making,” said Katie Szyman, Edwards’ corporate vice president, critical care. “We believe the incorporation of CASMED’s FORE-SIGHT technology into Edwards’ leading hemodynamic monitoring platform, along with Edwards’ predictive analytics capability, will strengthen Edwards’ leadership in smart monitoring technologies by providing physicians with a more comprehensive status of their surgical and critically ill patients.”

Edwards has a pending 510(k) clearance in the United States for a smart cable and software module, which enables compatibility between CASMED’s FORE-SIGHT sensor and the HemoSphere advanced hemodynamic monitoring platform. This technology was developed as a result of a collaboration between Edwards and CASMED, and received a CE Mark in Europe.

“We are pleased with this opportunity to bring together CASMED’s expertise in brain and tissue oxygenation monitoring with Edwards’ long history of leadership in hemodynamic monitoring,” said Thomas M. Patton, president and CEO of CASMED. “We are confident that the combination of these technologies will result in an important measurement tool for physicians that can empower them to improve care.”

As a condition to the closing of the transaction, each holder of CASMED’s Series A Convertible Preferred Stock or Series A Exchangeable Preferred Stock will agree to convert such stock into shares of CASMED’s Common Stock, and upon the closing, those holders will be entitled to receive the transaction consideration as holders of Common Stock. The acquisition is expected to close in the second quarter of 2019 and is subject to the satisfaction of customary closing conditions, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and approval by CASMED’s stockholders.

XMS Capital Partners is serving as financial advisor to Edwards and Pepper Hamilton LLP is serving as Edwards’ legal advisor. William Blair & Company L.L.C. is serving as financial advisor to CASMED and Wiggin and Dana LLP is serving as CASMED’s legal advisor.

About Edwards Lifesciences

Edwards Lifesciences, based in Irvine, Calif., is the global leader in patient-focused medical innovations for structural heart disease, as well as critical care and surgical monitoring. Driven by a passion to help patients, the company collaborates with the world's leading clinicians and researchers to address unmet healthcare needs, working to improve patient outcomes and enhance lives. For more information, visit www.Edwards.com and follow us on Twitter @EdwardsLifesci.

About CASMED

CASMED’s vision is: “That no patient is harmed by undetected tissue hypoxia.” The FORE-SIGHT Cerebral Oximeters provide a highly accurate, non-invasive measurement of tissue oxygenation in the brain. Direct monitoring of tissue oxygenation can provide clinicians with a superior and powerful tool to alert them to otherwise unrecognized and dangerous hypoxia, or low levels of oxygen, in the brain and other tissue, thereby empowering them to improve patient care. For further information regarding CASMED, visit the company’s website at www.casmed.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, but are not limited to, Ms. Szyman’s and Mr. Patton’s statements and statements regarding expected product benefits, the expected timing of the completion of the transaction, the benefits of the transaction, including future financial and operating results, the combined company’s plans, objectives and expectations and other statements that are not historical facts. Such statements are based on the views and assumptions of the management of the company and are subject to significant risks and uncertainties. Actual future events or results may differ materially from these statements as a result of various factors, including: (i) CASMED may be unable to obtain stockholder approval as required for the transaction; (ii) conditions to the closing of the transaction may not be satisfied; (iii) the transaction may involve unexpected costs, liabilities or delays; (iv) the effect of the announcement of the transaction on the ability of CASMED to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom it does business, or on Edwards’ or CASMED’s operating results and business generally; (v) CASMED’s business may suffer as a result of uncertainty surrounding the transaction and disruption of management’s attention due to the transaction; (vi) the outcome of any legal proceedings related to the transaction; (vii) Edwards or CASMED may be adversely affected by other economic, business, and/or competitive factors; (viii) the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; and (ix) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period or at all. Additional risks and factors that may affect results are set forth in the companies’ filings with the SEC, including Edwards’ Annual Report on Form 10-K filed with the SEC on February 16, 2018, CASMED’s Annual Report on Form 10-K filed with the SEC on March 26, 2018, and each company’s subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, which are available on the SEC’s website at www.sec.gov. See in particular Item 1A of the each company’s Annual Report on Form 10-K under the headings “Risk Factors.” The risks and uncertainties described above and in each company’s SEC filings are not exclusive and further information concerning each company and its business, including factors that potentially could materially affect its business, financial condition or operating results, may emerge from time to time. Readers are urged to consider these factors carefully in evaluating these forward-looking statements.

The forward-looking statements speak only as of the date of this communication. Except as required by law, we undertake no obligation to update these statements.

Additional Information About the Transaction

A meeting of the stockholders of CASMED will be announced to obtain stockholder approval of the proposed transaction. CASMED intends to file with the SEC a proxy statement and other relevant documents in connection with the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of CASMED and will contain important information about the proposed transaction and related matters. BEFORE MAKING ANY VOTING DECISION, CASMED’S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT IN ITS ENTIRETY AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CASMED, EDWARDS AND THE PROPOSED TRANSACTION. Investors may obtain a free copy of these materials (when they are available) and other documents filed by CASMED with the SEC at the SEC’s website at www.sec.gov, at CASMED’s website at www.casmed.com or by sending a written request to the Company at 44 East Industrial Road, Branford, CT 06405, Attention: Corporate Secretary.

Participants in the Solicitation

This document does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. CASMED and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from the stockholders of CASMED in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of CASMED’s stockholders in connection with the proposed transaction, and any interest they have in the proposed transaction, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is included in CASMED’s Annual Report on Form 10-K filed with the SEC on March 26, 2018 and the proxy statement for CASMED’s 2018 Annual Meeting of Stockholders filed with the SEC on April 26, 2018. To the extent the holdings of securities of CASMED by CASMED’s directors and executive officers have changed since the amounts set forth in CASMED’s proxy statement for its 2018 Annual Meeting of Stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and CASMED’s website at www.casmed.com.

Edwards, Edwards Lifesciences, the stylized E logo and HemoSphere are trademarks of Edwards Lifesciences Corporation. All other trademarks are the property of their respective owners.

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